Exhibit 99.1

Expion360 Reports Fourth Quarter and Full Year 2023 Financial Results

Innovative New Products & Customization Form Factors with Leading RV OEMs Expected to Position Company for Increased Market Share & Revenue Growth in 2024

Fortified Balance Sheet Enables Company to Expand Revenue Profile with Newly Launched Home Energy Storage Systems (ESS)

2024 Anticipated Milestones Include: New Strategic Partnerships, OEM Expansion and Disruptive Product Launches Across Multiple Market Segments

REDMOND, OR -- March 28, 2024 -- Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium-ion battery power storage solutions, today reported its financial and operational results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter & Subsequent 2024 Financial & Operational Highlights

·	Q4 Revenues totaled $0.9 million, compared to $1.4 million in the prior year period.
·	Q4 Net loss totaled $2.2 million compared to a loss of $1.5 million in the prior year period as the Company continued to invest in new product development and launches.
·	Entered the home energy storage market with the introduction of two premium lithium iron phosphate (“LiFePO4”) battery storage solutions that enable residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages.
·	Launched next generation GC2 and Group 27 series LiFePO4 batteries designed for use in a variety of applications, including recreational vehicles (“RV”), overland vehicles, van builds, marine vessels, and off-grid systems.
·	Achieved UL 1973 compliance for 450Ah EX1 batteries, reaffirming commitment to safety and innovation in the rapidly growing lithium battery industry.
·	Chief Business Development Officer, Co-Founder, and former Chief Executive Officer, John Yozamp, retired.
·	Received financing commitments of up to $22.5 million from 3i, LP and Tumim Stone Capital, LLC, providing additional operating liquidity and financial flexibility to support IP & product development, and newly launched home energy storage solutions.

Management Commentary

"The fourth quarter and full year 2023 was highlighted by continued momentum for our existing product line, new product development and launches, and additional operating liquidity,” said Brian Schaffner, Chief Executive Officer of Expion360. “We continued to leverage our superior capacity and flexibility to lead acid competitors with a strong focus on safety, quality, service and innovation for our more than 300 resellers across the U.S. consisting of dealers, wholesalers, private-label customers and original equipment manufacturers (“OEMs”) who then sell our products to end consumers.

“Fourth quarter sales continued to be impacted by the battery business for RVs and the lower sales of such vehicles industry wide. We anticipate additional orders and new OEM partnerships as the RV market recovers given our marketing initiatives and expanding product line. Our newest vertical for light electric vehicles (“LEVs”) continued to progress with upward momentum as more installers test and begin using our newly introduced 48v GC2 battery design. For the full year 2023, the level of orders was significantly less than we originally anticipated and to offset this we have focused on, and continue to focus on, other verticals and channels such as marine, overland and light electric vehicles, and introducing products for home energy and commercial applications.

“In the fourth quarter we continued to innovate and expand our product line, launching our next generation of popular GC2 and Group 27 Series LiFePO4 batteries for RVs, overland vehicles, van builds, marine vessels, and off-grid systems. Updates include seamless connectivity and integration with RV systems, along with the unmatched power and performance of our complete battery lineup. Recently, we achieved UL 1973 compliance for our EX1 SmartTalk Bluetooth batteries, underscoring our commitment to safety with our batteries meeting the safety standards required by our customers for energy storage systems.

“During the fourth quarter we announced the development of the e360 Home Energy Storage System (“ESS”) that we expect to significantly change the industry in barrier price, flexibility, and integration. These two LiFePO4 battery storage solutions will enable residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages. We expect to begin taking orders for the new home energy storage solutions in the second quarter of 2024 with shipments beginning in the second half of 2024.

“Operationally, we entered into a securities purchase agreement with 3i, LP, under which we issued a senior unsecured convertible promissory note in the principal amount of $2.75 million to 3i. We also entered into a common stock purchase agreement establishing an equity line of credit with Tumim Stone Capital, LLC, under which we will have the right, but not the obligation, to issue and sell to Tumim up to $20.0 million in shares of common stock from time to time. These financings provide us with additional operating liquidity and stronger financial flexibility to support our product development and growth trajectory.

“Looking ahead in 2024, we are highly focused on new partnerships, OEM strategic supply agreements, and expanded sales and distribution partnerships that we believe will further broaden our market opportunities in new and existing verticals. We are growing our portfolio from RVs and marine applications to LEVs and home energy applications. We are working on engaging additional OEM partners as we prepare for the launch of our new products. We believe with our strong reputation in the lithium battery space and exciting new products, we can build our sales and distribution channels to bring value to our stockholders in the years ahead,” concluded Mr. Schaffner.

Q4 2023 Financial Summary

Revenue in the fourth quarter of 2023 totaled $0.9 million, down 40% from $1.4 million in the prior year period. The decrease was primarily due to decreases in the consumer market.

Gross profit totaled $205,000 or 23.9% of revenue as compared to $317,000 or 22.3% of revenue in the prior year period. The increase in gross profit as a percentage of revenue was due to a decrease in our cost of goods sold.

Selling, general and administrative expenses increased to $2.4 million compared to $1.8 million in the prior year period. The increase was primarily due to increases of $423,000 in salary and benefits, $56,000 in legal and professional fees, and $88,000 in sales and marketing expenses.

Net loss totaled $2.2 million, increasing from a net loss of $1.5 million in the same year-ago period. The increase in net loss was primarily the increases in stock-based compensation, legal fees, and sales and marketing expenses.

Full Year 2023 Financial Summary

For the year ended December 31, 2023, revenue totaled $6.0 million, decreasing 16.5% from $7.2 million in the prior year. The decrease was primarily attributable to decreases in the consumer market, driving decreases in OEM sales.

Gross profit for 2023 totaled $1.6 million or 26.3% of revenue, as compared to $2.3 million or 31.9% of revenue in the same year-ago period. The decrease in gross profit as a percentage of revenue was primarily attributable to lower sales volumes due to the slowdown in the RV industry.

Selling, general and administrative expenses increased to $8.7 million compared to $8.2 million in the same year-ago period. The increase was primarily due to an increase in legal and professional fees, offset by a significant decrease in expenses for salaries and benefits.

Net loss for the year ended December 31, 2023, totaled $7.5 million or $(1.08) per share, and net loss of $7.5 million or $(1.23) per share in the prior year.

Cash and cash equivalents totaled $3.9 million at December 31, 2023, compared to $7.2 million at December 31, 2022. As previously announced, we received financing commitments of up to $22.5 million from 3i, LP and Tumim Stone Capital, LLC, providing additional operating liquidity and financial flexibility to support IP & product development, and newly launched home energy storage solutions.

Fourth Quarter & Full Year 2023 Results Conference Call

Brian Schaffner, Chief Executive Officer, Greg Aydelott, Chief Financial Officer, and Paul Shoun, Co-Founder, President and Chief Operating Officer, of Expion360 will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday March 28, 2024
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-877-407-9039
International Dial-in:	1-201-689-8470
Conference Code:	13744988
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1660821&tp_key=193722ecf7

A telephone replay will be available commencing approximately three hours after the call and will remain available through April 11, 2024, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13744988. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles and marine applications, with residential and industrial applications under development. On December 19, 2023, the Company announced its entrance into the home energy storage market with the introduction of two premium LiFePO4 battery storage systems that enable residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages. Please find the press release here.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country. To learn more about the Company, visit expion360.com.

VHC, Vertical Heat Conduction and SmartTalk are trademarks of Expion360.

© 2024 Expion360. All rights reserved.

Forward-Looking Statements and Safe Harbor Notice

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements are subject to considerable risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including statements about our beliefs and expectations, are "forward-looking statements" and should be evaluated as such. Examples of such forward-looking statements include statements that use forward-looking words such as "projected," "expect," "possibility,” “believe,” “aim,” “goal,” “plan,” and "anticipate," or similar expressions. Forward-looking statements included in this press release include, but are not limited to, statements relating to the Company’s expectations about the Company’s operations, future development plans, growth prospects, product pipeline and development, anticipated timing of commercial availability of its products, beliefs about market size and opportunity, including customer base, and market conditions. Forward-looking statements are subject to and involve risks, uncertainties, and assumptions that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by such forward-looking statements.

Company Contact:

Brian Schaffner, CEO

541-797-6714

Email Contact

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us

Expion360 Inc.

Balance Sheets

	As of December 31, 2023	As of December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$3,932,698	$7,201,244
Accounts receivable, net	154,935	298,035
Inventory	3,825,390	4,530,136
Prepaid/in-transit inventory	163,948	141,611
Prepaid expenses and other current assets	189,418	171,791
Total current assets	8,266,389	12,342,817

Property and equipment	1,348,326	1,394,619
Accumulated depreciation	(430,295)	(250,861)
Property and equipment, net	918,031	1,143,758

Other Assets
Operating leases – right-of-use asset	2,662,015	3,148,455
Deposits	58,896	63,901
Total other assets	2,720,911	3,212,356
Total assets	$11,905,331	$16,698,931

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$286,985	$230,250
Customer deposits	17,423	58
Accrued expenses and other current liabilities	292,515	306,164
Convertible note	2,082,856	—
Current portion of operating lease liability	522,764	465,055
Current portion of stockholder promissory notes	762,500	500,000
Current portion of long-term debt	50,839	71,426
Total current liabilities	4,015,882	1,572,953

Long-term debt, net of current portion and discount	298,442	439,049
Operating lease liability, net of current portion	2,241,325	2,754,964
Stockholder promissory notes, net of current portion	—	325,000
Total liabilities	$6,555,649	$5,091,966

Stockholders’ equity
Preferred stock, par value $.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 6,922,912 and 6,802,464 issued and outstanding as of December 31, 2023 and 2022, respectively	6,923	6,802
Additional paid-in capital	26,438,524	25,239,654
Accumulated deficit	(21,095,765)	(13,639,491)
Total stockholders’ equity	5,349,682	11,606,965
Total liabilities and stockholders’ equity	$11,905,331	$16,698,931

Expion360 Inc.

Statements of Operations

	For the Years Ended December 31,
	2023	2022
Sales, net	$5,981,134	$7,162,837
Cost of sales	4,405,611	4,874,392
Gross profit	1,575,523	2,288,445
Selling, general and administrative	8,745,135	8,241,859
Loss from operations	(7,169,612)	(5,953,414)

Other (Income) / Expense
Interest income	(125,854)	(239)
Interest expense	124,511	1,605,916
(Gain) / Loss on sale of property and equipment	3,426	(13,312)
Settlement expense	281,680	—
Other income	(394)	(389)
Total other (income) / expense	283,369	1,591,976
Loss before taxes	(7,452,981)	(7,545,390)

Tax (income) / expense	3,293	(8,850)
Net loss	$(7,456,274)	$(7,536,540)

Net loss per share (basic and diluted)	$(1.08)	$(1.23)
Weighted-average number of common shares outstanding	6,887,985	6,135,938

Expion360 Inc.
Statements of Cash Flows

	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities

Net loss	$(7,456,274)	$(7,536,540)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	205,723	164,767
Amortization of debt discount (sale of future revenues)	—	295
Amortization of debt discount - notes	—	1,196,843
(Gain) / Loss on sale of property and equipment	3,426	(13,312)
Increase / (Decrease) in allowance for doubtful accounts	(18,804)	18,804
Stock-based settlement	251,680
Stock-based compensation	560,365	2,114,529

Changes in operating assets and liabilities:
Decrease in accounts receivable	161,904	458,322
(Increase) / Decrease in inventory	704,746	(2,478,256)
(Increase) / Decrease in prepaid/in-transit inventory	(22,338)	939,614
(Increase) in prepaid expenses and other current assets	(17,626)	(100,088)
Decrease in deposits	5,005	—
Increase / (Decrease) in accounts payable	56,735	(3,792)
Increase / (Decrease) in customer deposits	17,365	(436,590)
Increase / (Decrease) in accrued expenses and other current liabilities	(13,649)	165,546
Increase in right-of-use assets and lease liabilities	30,510	41,286
Net cash used in operating activities	(5,531,232)	(5,468,572)

Cash flows from investing activities
Purchases of property and equipment	(20,170)	(567,370)
Net proceeds from sale of property and equipment	36,748	51,678
Net cash provided by / (used in) investing activities	16,578	(515,692)

Cash flows from financing activities
Proceeds from / (payments on) line of credit and short-term revolving loans	—	(550,000)
Convertible note	2,420,025	—
Principal payments on long-term debt	(161,194)	(1,798,420)
Principal payments on stockholder promissory notes	(62,500)	—
Payments on liability for sale of future revenues	—	(11,797)
Proceeds from exercise of warrants	49,800	—
Settlement of fractional shares of cashless warrant exercise	(23)	—
Net proceeds from issuance of common stock	—	14,772,487
Net cash provided by financing activities	2,246,108	12,412,270

Net change in cash and cash equivalents	(3,268,546)	6,428,006
Cash and cash equivalents, beginning	7,201,244	773,238
Cash and cash equivalents, ending	3,932,698	7,201,244

	For the Years Ended December 31,
Supplemental disclosure of cash flow information:	2023	2022
Cash paid for interest	$121,894	$435,152
Cash paid for franchise taxes	$1,853	$300

Non-cash financing activities:
Acquisition/modification of operating lease right-of-use asset and lease liability	$(13,993)	$2,348,509
Purchases of property and equipment in exchange for long-term debt	$—	$181,430
Purchases of property and equipment in exchange for short-term payable	$—	$170,863
Settlement of RSUs with common stock	$12	$—
Issuance of common stock in exchange for short-term loan costs	$(337,169)	$—